Exhibit 99.1

VISION HYDROGEN CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of Vision Hydrogen Corporation. (the “Company”) and VoltH2 Holdings AG (“VoltH2”) after taking into effect the Share Purchase Agreement (“SPA”) entered into May 6, 2022 whereby the Company agreed to sell our 100% interest in our Vlissingen green hydrogen development project and our 50% interest in our Terneuzen green hydrogen development project and related assets (the “Dutch Projects”) to the Purchaser in exchange for $11,250,000 and the 1,768,182 shares of our common stock held by the Purchaser (the “Purchase Price”).

On May 11, 2022 pursuant to the Purchase Agreement, VoltH2 sold our Dutch Projects to the Purchaser by transferring to the Purchaser our 100% interests in VoltH2 Vlissingen BV, VoltH2 Terneuzen BV and VoltH2 Operating BV (the “Sale”) in exchange for the Purchase Price.

The notes to these unaudited pro forma condensed financial information describes the reclassifications and adjustments to the financial information presented.

The unaudited pro forma condensed combined balance sheet as of December 31, 2021 is presented as if the disposition of the Dutch Projects had occurred on December 31, 2021. The unaudited pro forma condensed combined statements of operations for year ended December 31, 2021 are presented as if the disposition of the Dutch Projects had occurred at the beginning of the period presented.

The unaudited pro forma condensed combined financial information is not intended to represent or be indicative of the Company’s consolidated results of operations or financial position that the Company would have reported had the disposition been completed as of the dates presented and should not be taken as a representation of the Company’s future consolidated results of operation or financial position.

The unaudited pro forma condensed consolidated financial statements do not give effect to the potential impact of current financial conditions, regulatory matters or any anticipated synergies, operating efficiencies or cost savings that may be associated with the disposition. The unaudited pro forma condensed consolidated financial data also do not include any integration costs, cost overlap or estimated future transaction costs, except for fixed contractual transaction costs that the companies expect to incur as a result of the disposition.

The historical financial information has been adjusted to give effect to events that are directly attributable to the disposition, factually supportable and, with respect to the statements of operations, expected to have a continuing impact on the results of the combined company. These unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements and accompanying notes of Vision (contained elsewhere in this Form 8-K) and the Company’s historical financial statements and accompanying notes appearing in its periodic SEC filings including the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. The adjustments that are included in the following unaudited pro forma combined financial statements are described in Note 2 below, which includes the numbered notes that are marked in those financial statements. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of the fair value of disposition consideration and fair values of assets acquired and liabilities sold, the actual amounts to be reported in future filings may differ materially from the amounts used in the pro forma condensed combined financial statements.

VISION HYDROGEN CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

DECEMBER 31, 2021

				Transaction Accounting	Combined
	Vision	Volt	REF	Adjustments	Pro Forma

ASSETS
Current assets:
Cash	$153,749	$(15,910)	(1)	$11,250,000	$11,387,839
Sales tax receivable	60,613	(60,613)		-	-
Prepaid and other current assets	29,453	(17,078)		-	12,375
Total current assets	243,815	(93,601)		11,250,000	11,400,214

Non current assets:
Property and equipment, net of depreciation	22,932	(22,932)		-	-
Website development costs	25,233	-		-	25,233
Operating lease – right of use asset	106,620	(106,620)		-	-
Total non current assets	154,785	(129,552)		-	25,233

Total assets	$398,600	$(223,153)		$11,250,000	$11,425,447

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$442,966	$(399,904)	(2)	$662,532	$705,594
Current portion of operating lease	39,965	(39,965)		-	-
Accrued wage teaxes	67,404	(67,404)		-	-
Total current liabilities	550,335	(507,273)		662,532	705,594

Non current liabilities
Long term portion of operating lease	66,655	(66,655)		-

Total liabilities	616,990	(573,928)		662,532	705,594

Shareholders’ equity:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized	-	-		-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized; 21,316,958 shares issued and outstanding as of December 31, 2021	2,131	-	(3)	(177)	1,954
Additional paid in capital	4,218,829	-	(4)	10,652,645	14,871,474
Accumulated other comprehensive (gain) loss	34,389	(34,389)		-	-
Retained earnings (deficit)	(4,473,739)	385,164		(65,000)	(4,153,575)
Total equity (deficit)	(218,390)	350,775		10,587,468	10,719,853

Total liabilities and shareholders’ deficit	$398,600	$(223,153)		$11,250,000	$11,425,447

VISION HYDROGEN CORPORATION

UNAUDITED PROFORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021

	Vision	Volt		Adjustments	Combined

Revenue
Sales	$-	$-		$-	$-
Total revenue	-	-		-	-

Cost of goods sold
Direct costs	-	-		-	-
Total cost of goods sold	-	-		-	-

Gross profit	-	-		-	-

Operating expenses
General and administrative expenses	819,120	(333,347)		-	485,773
Management fees – related party	174,721	(37,221)	(5)	65,000	202,500
Total operating expenses	993,841	(370,568)		65,000	688,273

Income (loss) from operations	(993,841)	370,568		(65,000)	(688,273)

Other (income) expenses
Interest expense	14,596	(14,596)		-	-
Loan forgiveness	(20,000)	-		-	(20,000)
Total other (income) expenses	(5,404)	(14,596)		-	(20,000)

Net loss	$(988,437)	$385,164		$(65,000)	$(668,273)

Other comprehensive income (loss), net

Foreign currency translation (gain) loss	34,389	(34,389)		-	-

Comprehensive income (loss)	$(954,048)	$350,775		$-	$(668,273)

Deemed dividend from volt acquisition	(93,840,427)	-		-	(93,840,427)
Net comprehensive loss attributable to common shareholders	$(94,794,475)	$-		$-	$(94,508,700)

Loss per share	($0.07)	-		-	($0.06)

Loss per share (attributable to common shareholders)	($7.17)	-		-	($8.25)
Weighted average common shares outstanding	13,217,639	-		-	11,449,457

VISION HYDROGEN CORPORATION

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2021 (UNAUDITED)

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined balance sheet as of December 30, 2021 and the unaudited pro forma condensed statements of operations for the year ended December 31, 2021, are based on the historical financial statements of Vision Hydrogen Inc. (the “Company”) and VoltH2 (“Volt”) after giving effect to the Company’s disposition that was consummated on May 11, 2022 and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined balance sheet and statement of operations for the year ended December 31, 2021 are presented as if the disposition of the Dutch Projects had occurred on November 8, 2021 (date of original purchase) and were carried forward through each of the periods presented.

The fair values assigned to VoltH2’s assets and liabilities disposed of are based on audited financial statements from year end December 31, 2021.

The unaudited pro forma condensed combined financial information is not intended to represent or be indicative of the Company’s consolidated results of operations or financial position that the Company would have reported had the Dutch Projects been disposed of as of the dates presented and should not be taken as a representation of the Company’s future consolidated results of operation or financial position.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of the Company included in the annual report on form 10K for the year ended December 31, 2021.

Accounting Periods Presented

For purposes of these unaudited pro forma condensed combined financial information, VoltH2’s historical financial statements for the year ended December 31, 2021 have been aligned to more closely conform to the Company’s financial information, as explained below. Certain pro forma adjustments were made to conform with accounting policies to the Company’s accounting policies as noted below.

Reclassifications

The Company reclassified certain accounts in the presentation of VoltH2’s historical financial statements in order to conform to the Company’s presentation.

Foreign Currency Translation

The Company translates its foreign subsidiary’s assets and liabilities denominated in foreign currencies into U.S. dollars at current rates of exchange as of the balance sheet date and income and expense items at the average exchange rate for the reporting period. Translation adjustments resulting from exchange rate fluctuations are recorded in accumulated other comprehensive income. The Company records gains and losses from changes in exchange rates on transactions denominated in currencies other than each reporting location’s functional currency in net income (loss) for each period. The functional and reporting currency of the Company is the United States Dollar (“U.S. Dollar”). The financial records of VoltH2 located in Europe, is maintained in the local currency, the Euro (EUR€) which is also its functional currency. As of December 31, 2021 the spot rate was $1.14 The average rate from November 9, 2021 to December 31, 2020 was $1.12.

2. PRO FORMA ADJUSTMENTS

The following pro forma adjustments are included in the Company’s unaudited pro forma condensed combined financial information:

(1) To record cash received from the sale of the Dutch Projects.

(2) To reflect a success fee of $562,500 and management fees of $65,000 to a a company controlled by our CEO. We also anticipated incurring a net total of another $6,000 in legal fees due to the transaction along with $29,032 in travel related costs The disposition of the Dutch Projects was also considered a related party transaction to the buyer as which no gain is to be recorded through the income statement.

(3) To reflect the 1,768,182 shares returned to treasury.

(4) To reflect the cash received for the sale of the Dutch Projects along with the capitalized expenses associated with the sale.

(5) To reflect for additional management fees due to a company controlled by our CEO.